Exhibit 10.2

SUSSEXBANK
AMENDED AND RESTATED EXECUTIVE INCENTIVE AND DEFERRED COMPENSATION PLAN

THIS PLAN is adopted this 23rd day of March, 2005 and last amended on January 21, 2010, by SUSSEXBANK, a state-chartered commercial bank located in Franklin, New Jersey ( together with its subsidiaries, the “Company”).  The purpose of this SussexBank Executive Incentive and Deferred Compensation Plan (the “Plan”) is to motivate and reward for achieving bank financial and strategic goals as well as to provide specified benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company.  The Plan includes an option for Participants to defer Compensation or Incentive Awards.  This Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1
Definitions

Whenever used in this Plan, the following words and phrases shall have the meanings specified:

1.1	“Beneficiary” means each designated person, or the estate of a deceased Participant, entitled to benefits, if any, upon the death of a Participant determined pursuant to Article 7.

1.2
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.3	“Board” means the Board of Directors of the Company as from time to time constituted.

1.4	“Cash Incentive Award” means that portion of an Incentive Award paid in cash pursuant to Article 3 hereof.

1.5
“Change of Control” means (a) the transfer of shares of the Company’s voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than fifty percent (50%) of the Company's outstanding voting common stock followed within twelve months by Participant’s Termination of Employment for reasons other than death, disability or retirement; or (b) such definition of Change of Control hereafter promulgated by the Secretary of the Treasury or other authorized regulatory body, in which case such definition shall supersede any other definition of Change of Control in this Plan and shall control the terms of this Plan.

1.6	“Change of Control Benefit” means the benefit set forth in Section 5.4.

1.7	“Code” means the Internal Revenue Code of 1986, as amended.

1.8	“Compensation” means the base salary that would be paid to the Participant during a Plan Year, absent deferrals, not including Incentive Awards and FICA taxes associated with such base salary.

1.9	“Common Stock” means the shares of common stock, no par value, of Sussex Bancorp.

1.10	“Deferral Account” means the Company’s accounting of a Participant’s accumulated Deferrals, plus accrued interest.

1.11	“Deferrals” means the amount of a Participant’s Compensation and any Cash Incentive Award which the Participant elects to defer according to this Plan.

1.12
“Disability” means (a) the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (b) if the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Company.  Upon the request of the Plan Administrator, the Participant must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.13	“Disability Benefit” means the benefit set forth in Section 5.3.

1.14	“Early Termination” means Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

1.15	“Early Termination Benefit” means the benefit set forth in Section 5.2.

1.16	“Effective Date” means March 23, 3005.

1.17
“Election Form” means the forms established from time to time by the Plan Administrator that a Participant who elects to make Deferrals completes, signs and returns to the Plan Administrator to make an election under the Plan.

1.18	“Incentive Award” means for any one Plan Year, a Cash Incentive Award or a Stock Incentive Award, or both, and in either case in the amount determined in accordance with this Plan.

1.19	“Normal Distribution Date” means the later of the Normal Retirement Age or Termination of Employment.

1.20	“Normal Retirement Age” means the Participant attaining age 65.

1.21	“Normal Retirement Benefit” means the benefit set forth in Section 5.1.

1.22
“Participant” shall mean any employee of the Company or of Sussex Bancorp (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who, if they elect to make Deferrals, signs a Participation Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Participation Agreement, Election Form and Beneficiary Designation Form, if any, are accepted by the Plan Administrator, (v) who commences participation in the Plan, and (vi) whose Participation Agreement, if any, has not terminated.  A Participant shall also mean any employee of the Company or Sussex Bancorp (i) who is selected to participate in the Plan and selected to receive an Incentive Award, and (ii) whose completed Beneficiary Designation Form is accepted by the Plan Administrator.

1.23
“Participation Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between the Company and a Participant.  Each Participation Agreement executed by a Participant and the Company shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Participation Agreement, the Participation Agreement bearing the latest date of acceptance by the Company shall supersede all previous Participation Agreements in their entirety and shall govern such entitlement.  The terms of any Participation Agreement may be different for any Participant, and any Participation Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Company and the Participant.  For employees who are selected to receive an Incentive Award(s) but do not elect to defer Compensation or such Incentive Awards under the Deferral provisions of the Plan, a Participation Agreement shall not be necessary or required in order for such employee to be considered a Participant.

1.24	“Plan Administrator” means the plan administrator described in Article 9.

1.25	“Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Plan.

1.26
“Specified Employee” means a key employee (as defined in section 416(i) of the Code without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market or otherwise.

1.27	“Stock Incentive Award” means that portion of an Incentive Award paid in shares of Common Stock pursuant to Article 3 hereof, and subject to the restrictions contained therein.

1.28
“Termination of Employment” means that the Participant ceases to be employed by the Company or Sussex Bancorp for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

1.28
"Unforeseeable Financial Emergency" means a severe financial hardship to a Participant, resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Article 2
Selection, Enrollment and Eligibility

2.1
Selection by Plan Administrator.  Participation in the Plan shall be limited to a select group of management and highly compensated employees of the Company or of Sussex Bancorp, as determined annually by the Plan Administrator in its sole discretion.  From that group, the Plan Administrator shall select annually, in its sole discretion, employees to participate in the Plan.

2.2
Enrollment Requirements.  As a condition to participation, each selected employee who also elects to make Deferrals shall complete, execute and return to the Plan Administrator a Participation Agreement, an Election Form and a Beneficiary Designation Form, all within thirty (30) days after the employee is notified by the Plan Administrator of his or her selection to participate in the Plan.  In addition, the Plan Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.  However, for employees who are selected to receive an Incentive Award(s) but do not elect to defer Compensation or such Incentive Awards under the Deferral provisions of the Plan, a Participation Agreement shall not be necessary or required in order for such employee to enroll in the Plan or to be considered a Participant.

2.3
Eligibility; Commencement of Participation.   An employee selected to participate in the Plan shall commence participation in the Plan on the first day of the month following the month in which the employee completes all enrollment requirements set forth in this Plan and required by the Plan Administrator, including returning all required documents to the Plan Administrator within the specified time period (the “Participation Date”).  If an employee fails to meet all such requirements within the period required, in accordance with Section 2.2, that employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Plan Administrator of the required documents.

2.4
Termination of Participation and/or Deferrals.  If the Plan Administrator determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Plan Administrator shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant's membership status changes, (ii) prevent the Participant from making future deferral elections and/or (iii) immediately distribute the Participant's then vested Deferral Account and terminate the Participant's participation in the Plan.

Article 3
Incentive Award

3.1	Determination of Incentive Award. Annually, the Plan Administrator shall take the following actions:

3.1.1 Incentive Awards. Annually, the Plan Administrator shall meet and set award opportunity levels and performance objectives for each Participant. The award opportunity levels shall be set as a percentage of a Participant’s Compensation, and shall be established at a “threshold” level, a “target” level and a “maximum” level of attainment of the performance objectives. Performance objectives may be based on the performance of the Company and/or Sussex Bancorp, individual performance criteria, or a combination of the two, as determined by the Plan Administrator in its discretion. In addition, the Plan Administrator shall determine whether award opportunities shall be for Cash Incentive Awards or Stock Incentive Awards, or both, and the level of award opportunities for each. The Plan Administrator shall complete a worksheet in the form of Exhibit A hereto for each Participant.

3.1.2 Stock Incentive Awards. Any portion of an Incentive Award designated as a Stock Incentive Award shall be funded, if earned, in shares of Common Stock. The shares of Common Stock shall be subject to forfeiture in the event a Participant’s employment with the Company or Sussex Bancorp is terminated during the “Restricted Period” (as defined below), and the Common Stock may not be transferred during the Restricted Period. During the Restricted Period, the Common Stock may either be issued in book entry form only, or if issued in certificated form, the Company may retain custody of the certificates, at Company’s option. If the Common Stock is issued in certificated form, the Participant shall execute such stock powers regarding such certificates as the Company shall reasonably request. During the Restricted Period, Participant shall be entitled to receive and retain any cash dividends paid on the Common Stock, and the Participant shall have the right to vote the Common Stock at any shareholders meeting of Sussex Bancorp. For purposes of this Plan, the Restricted Period shall be a period of time commencing on the date Common Stock is granted in satisfaction of a Stock Incentive Award and ending with regard to thirty three and one-third percent (33 & 1/3%) of the Common Stock on the first anniversary of the date if issuance, with the Restricted Period then ending with regard to an additional thirty three and one-third percent (33 & 1/3%) of the Restricted Stock on each anniversary date of issuance thereafter; provided, however, that in the event of a Change in Control, the Participant’s death or Disability, the Restricted Period shall end with regard to all of the Common Stock.

3.2
Incentive Award Payout.  By March 14th, the Plan Administrator shall calculate and pay the Incentive Award earned by each  Participant for the prior Plan Year.  The Participant shall have the option to defer Cash  Incentive Awards into a Deferral Account that the Company has established in accordance with Article 4.  Unless otherwise applicable in Section 3.3, the Participant needs to be an employee of the Company or Sussex Bancorp at the time of payout under this Section 3.2 to receive an Incentive Award.

3.3
Early Termination.  Not withstanding the provisions of Section 3.2 hereof, a Participant may, at the discretion of the Plan Administrator, receive a payout of an Incentive Award even if they are not employed by the Company or Sussex Bancorp on the date the Incentive Award is paid out, in the following circumstances:

3.3.1
Death.  In the event of death, the Company will pay to the Participant’s Beneficiary the pro rata portion of the Incentive Award that had been earned by the Participant, based upon the portion of the Plan Year worked by the Participant.

3.3.2
Disability.  If a Participant has a Termination of Employment as a result of a Disability, the Participant will receive the pro rata portion of the Incentive Award based on hours actually worked in such partial Plan Year.  If a Participant remains an employee of the Company or Sussex Bancorp and has a Disability which results in receipt of long-term disability benefits, the Incentive Award for such Disability period shall be prorated during affected Plan Years so that no Incentive Award will be earned during such period of long-term Disability.

3.3.3	Retirement. Participants who retire will only receive Incentive Awards if they are actively employed on December 31st of such Plan Year.

3.4       Forfeiture of Incentive Award.  In the event an Incentive Award is granted based upon the attainment of a  performance objective (whether individual or Company based) and it is subsequently determined, based upon a restatement of the Company’s financial statements or otherwise, that such performance objective was not in fact attained, or not attained to the level originally determined by the Plan Administrator, the Participant receiving such Incentive Award shall forfeit such Incentive Award (or in the event a performance objective is partially satisfied as revised, such portion of the Incentive Award as the Plan Administrator deems appropriate), regardless of whether such Incentive Award is a Cash Incentive Award, a Stock Incentive Award or both. In the event the Participant has elected to defer some or all of a Cash Incentive Award which is forfeited hereunder, the Plan Administrator shall debit such Participant’s Deferral Account for the amount of such forfeiture and any earnings thereon. In the event such Incentive Award is a Stock Incentive Award, Participant shall return such shares to the Company, regardless of whether the Restricted Period with regard to such shares has lapsed.

Article 4
Deferral Account

4.1
Establishing and Crediting.  The Company shall establish a Deferral Account on its books for each  Participant who elects to defer some or all of his or her Compensation or Cash Incentive Award and shall credit to the Deferral Account the following amounts:

4.1.1	Deferrals. The Compensation or Cash Incentive Award deferred by the Participant as of the time the Compensation or the Cash Incentive Award would have otherwise been paid to the Participant.

4.1.2
Interest.  On March 31 of each Plan Year, both pre- and post retirement, interest shall be credited to the Deferral Account at a rate equal to the average interest rate earned by the Company on its investment portfolio.  The interest rate calculated under this Section 4.1.2 shall be compounded monthly.

4.2	Statement of Accounts. The Plan Administrator shall provide to the Participant, within ninety (90) days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

4.3
Accounting Device Only.  The Deferral Account is solely a device for measuring amounts to be paid under this Plan.  The Deferral Account is not a trust fund of any kind.  The Participant is a general unsecured creditor of the Company for the payment of benefits.  The benefits represent the mere Company promise to pay such benefits.  The Participant's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Participant's creditors.

Article 5
Benefits During Lifetime

5.1
Normal Retirement Benefit.  Upon the Normal Distribution Date, the Company shall pay to any Participant for whom a Deferral Account has been established the benefit described in this Section 5.1 in lieu of any other benefit under this Article.

5.1.1	Amount of Benefit. The benefit under this Section 5.1 is the Deferral Account balance at the Participant's Normal Distribution Date.

5.1.2	Payment of Benefit. The Company shall pay the benefit to the Participant as elected by the Participant on the Election Form.

5.2
Early Termination Benefit.  Upon the Participant’s Early Termination, the Company shall pay to any  Participant for whom a Deferral Account has been established the benefit described in this Section 5.2 in lieu of any other benefit under this Article.

5.2.1	Amount of Benefit. The benefit under this Section 5.2 is the Deferral Account balance at the Participant's Termination of Employment.

5.2.2	Payment of Benefit. The Company shall pay the benefit to the Participant as elected by the Participant on the Election Form.

5.3
Disability Benefit.  If the Participant terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to any Participant for whom a Deferral Account has been established the benefit described in this Section 5.3 in lieu of any other benefit under this Article.

5.3.1	Amount of Benefit. The benefit under this Section 5.3 is one hundred percent (100%) the Deferral Account balance at the Participant's Termination of Employment.

5.3.2	Payment of Benefit. The Company shall pay the benefit to the Participant as elected by the Participant on the Election Form.

5.4.
Change of Control Benefit.  Upon a Change of Control, the Company shall pay to any  Participant for whom a Deferral Account has been established the benefit described in this Section 5.4 in lieu of any other benefit under this Article.

5.4.1	Amount of Benefit. The benefit under this Section 5.4 is one hundred percent (100%) of the Deferral Account balance on the Participant’s Termination of Employment.

5.4.2	Payment of Benefit. The Company shall pay the benefit to the Participant as elected by the Participant on the Election Form.

5.4.3        Excess Parachute Payment.  Notwithstanding any provision of this Plan to the contrary, to the extent any benefit would create an excise tax under the excess parachute rules of Section 280G of the Code, the Company shall reduce the benefit paid under this Plan to the extent it would not be an excess parachute payment.

5.5
Hardship Distribution.  Upon the Plan Administrator’s determination (following petition by the Participant) that the Participant has suffered an Unforeseeable Financial Emergency, the Company shall distribute to the Participant all or a portion of the Deferral Account balance as determined by the Plan Administrator, but in no event shall the distribution be greater than is necessary to relieve the financial hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

5.6 Rules                  Limiting Payment of Benefits.

5.6.1           Specified Employees.  In the case of a Specified Employee, payment of benefits under Sections 5.1, 5.2 or 5.3 shall not be made before the date which is 6 months after the date of separation from service (or, if earlier, the date of death of the Specified Employee).

5.6.2           Acceleration of Benefits.  Benefits payable under Plan shall not be accelerated, except as provided under Sections 5.3, 5.4, 5.5 and Article 6.

Article 6
Death Benefits

6.1
Death During Active Service.  If a  Participant for whom a Deferral Account has been established dies while in the employment of the Company, the Company shall pay to the Beneficiary one hundred percent (100%) of the Deferral Account balance as of the date of the Participant’s death, as elected by the Participant on the Election Form.

6.2
Death During Payment of a Benefit.  If the Participant dies after any benefit payments have commenced under this Plan but before receiving all such payments, the Company shall pay to the Beneficiary the remaining Deferral Account balance as of the date of the Participant’s death, in a lump sum within thirty (30) days following the Participant’s death.

6.3
Death After Termination of Employment But Before Benefit Payments Commence.  If the Participant is entitled to benefit payments under this Plan, but dies prior to the commencement of said benefit payments, the Company shall pay to the Beneficiary the Deferral Account balance as of the date of the Participant’s death, in a lump sum within thirty (30) days following the Participant’s death.

Article 7
Beneficiaries

7.1
Beneficiary. Each Participant for whom a Deferral Account has been established shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant.  The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Company in which the Participant participates.

7.2
Beneficiary Designation; Change; Spousal Consent.  A Participant for whom a Deferral Account has been established shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent.  If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Plan Administrator, must be signed by that Participant's spouse and returned to the Plan Administrator.  The Participant's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Participant or if the Participant names a spouse as beneficiary and the marriage is subsequently dissolved.  A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to the Participant’s death.

7.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

7.4
No Beneficiary Designation.  If the Participant dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Participant, then the Participant’s spouse shall be the designated Beneficiary.  If the Participant has no surviving spouse, the benefits shall be made to the personal representative of the Participant's estate.

7.5
Facility of Payment.  If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

Article 8
General Limitations

8.1
Termination for Cause.  Notwithstanding any provision of this Plan to the contrary, the Company shall not pay any benefit under this Plan that is in excess of the Participant’s Deferrals (i.e., the interest earned on the Deferral Account) if the Board terminates the Participant’s employment for:

(a)	Gross negligence or gross neglect of duties to the Company;
(b)	Commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Participant’s employment with the Company;
(c)
Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Participant's employment and resulting in an adverse effect on the Company; or

(d)	If the Participant is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”)

Article 9
Administration Of Plan

9.1
Plan Administrator Duties.  This Plan shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint.  Unless and until otherwise changed by the Board of Directors of the Company, the Compensation Committee of Sussex Bancorp shall serve as the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

9.2
Agents.  In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

9.3
Binding Effect of Decisions.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

9.4
Indemnity of Plan Administrator.  The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

9.5
Company Information.  To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the Compensation of its Participants, the date and circumstances of the retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Plan Administrator may reasonably require.

Article 10
Claims and Review Procedures

10.1	Claims Procedure. A Participant or Beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

10.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

10.1.2
Timing of Company Response.  The Company shall respond to such claimant within 90 days after receiving the claim.  If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

10.1.3
Notice of Decision.  If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial.  The Company shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of the Plan on which the denial is based,
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
(d)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

10.2	Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

10.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

10.2.2
Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

10.2.3
Considerations on Review.  In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

10.2.4
Timing of Company Response.  The Company shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

10.2.5
Notice of Decision.  The Company shall notify the claimant in writing of its decision on review.  The Company shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of the Plan on which the denial is based,
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 11
Amendments and Termination

11.1	Termination.

11.1.1 Plan Termination. The Company reserves the right to terminate the Plan at any time with respect to any or all of its participating employees, by action of its Board.  Upon the termination of the Plan, the Participation Agreements of the affected Participants shall terminate and their vested Deferral Account balances shall be determined (i) as if they had experienced Early Termination on the date of Plan termination; or (ii) if Plan termination occurs after a Participant’s Normal Retirement Age, then with respect to that Participant as if he or she had retired on the date of Plan termination.  The Deferral Account balance shall be paid to the affected Participants in a lump sum within thirty (30) days following such Plan termination.  The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.

11.1.2 Aggregation of Plans.  Distributions made as a result of Plan termination shall be made only if the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with any terminated and liquidated agreements, methods, programs and other arrangements under Treasury Regulation section 1.409A-1(c), if the Participant had deferrals of compensation under all of the agreements, methods, programs and other arrangements that are terminated and liquidated.  No payments in liquidation of the Plan shall be made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred.  All payments shall be made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and the Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Treasury

Regulation section 1.409A-1(c), if the Company participated in both plans, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

11.2
Amendment.  The Company may, at any time, amend or modify the Plan in whole or in part by the action of its Board; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant's vested Deferral Account balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced Early Termination as of the effective date of the amendment or modification, or if the amendment or modification occurs after a Participant’s Normal Retirement Age, as if the Participant had retired as of the effective date of the amendment or modification, and (ii) no amendment or modification of this Section 11.2 of the Plan shall be effective.  The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

11.3
Participation Agreement.  Despite the provisions of Sections 11.1 and 11.2 above, if a Participant's Participation Agreement contains benefits or limitations that are not in this Plan document, the Company may only amend or terminate such provisions with the consent of the Participant.

Article 12
Miscellaneous

12.1	Binding Effect. This Plan shall bind the Participant and the Company and their beneficiaries, survivors, executors, administrators and transferees.

12.2
No Guarantee of Employment.  This Plan is not a contract for employment.  It does not give the Participant the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Participant.  It also does not require the Participant to remain an employee nor interfere with the Participant's right to terminate employment at any time.

12.3	Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

12.4	Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

12.5	Applicable Law. The Plan and all rights hereunder shall be governed by the laws of New Jersey, except to the extent preempted by the laws of the United States of America.

12.6
Unfunded Arrangement.  The Participant and the Beneficiary are general unsecured creditors of the Company for the payment of benefits under this Plan.  The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Participant's life is a general asset of the Company to which the Participant and the Beneficiary have no preferred or secured claim.

12.7
Reorganization.  The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Plan.  Upon the occurrence of such event, the term “Company” as used in this Plan shall be deemed to refer to the successor or survivor company.

12.8
Entire Agreement. This Plan and the Participant’s Participation Agreement constitute the entire agreement between the Company and the Participant as to the subject matter hereof.  No rights are granted to the Participant by virtue of (i) this Plan other than those specifically set forth herein; or (ii) the Participation Agreement other than those specifically set forth therein.

12.9
Interpretation.  Wherever the fulfillment of the intent and purpose of this Plan requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural

12.10
Alternative Action.  In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Plan, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Plan and is in the best interests of the Company.

12.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

12.12
Validity.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

12.13
Notice.  Any notice or filing required or permitted to be given to the Plan Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

IN WITNESS WHEREOF, the Company has signed this Plan document as of January 21, 2010.

Company:

SussexBank

By:	/s/

Title: